Exhibit 99.1

News Release NYSE: MYE

Contact:	FOR IMMEDIATE RELEASE
Gregg Branning, Senior Vice President
& Chief Financial Officer (330) 761-6303

Myers Industries Names Monica Vinay Vice President,

Investor Relations & Treasurer

July 24, 2013, Akron, Ohio – Myers Industries, Inc. (NYSE: MYE) announced that it has named Monica Vinay to the position of Vice President, Investor Relations & Treasurer.

In this position, Vinay will be responsible for acting as the primary day-to-day interface between the company and the investment community, overseeing treasury operations including cash management and directing corporate communications efforts across the company.

Vinay began her career at Myers Industries in March 2010 as the Director of Finance & IT for the Distribution Segment. In March 2011, she became Director of Investor & Financial Relations and in December 2012, she was promoted to Director of Investor Relations & Communications. Prior to joining Myers, she worked at Barnes Group, Inc. in various finance roles including Controller, Barnes Distribution N.A. and Director of Finance, Logistics and Manufacturing Services.

Vinay holds a BSBA in Finance and Accounting from The University of Akron, as well as an MBA from Ashland University.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

1293 South Main Street • Akron, Ohio 44301 • (330) 253-5592 • Fax: (330) 761-6156                                     NYSE / MYE